Exhibit 99.1

V99 Completes Acquisition of Telenav

Telenav Stockholders Receive $4.80 Per Share in Cash

SANTA CLARA, CA – February 17, 2021 – Telenav, Inc. a leading provider of connected-car and location-based services, today announced that it has completed its “go-private” transaction with V99, Inc., a Delaware corporation led by HP Jin, Co-Founder, President, and Chief Executive Officer of Telenav. Under the terms of the previously announced definitive merger agreement, V99 has acquired Telenav for $4.80 per share in an all cash transaction.

“Today marks an important day in Telenav’s history,” said Mr. Jin. “Moving forward as a private company, we will have greater flexibility to execute on our connected-car strategy and accelerate our growth. I would like to thank Telenav’s employees for their dedication and hard work throughout this process. I look forward to leading Telenav as we progress towards a connected-car future and continue to innovate. I am confident Telenav is well positioned to thrive in this exciting new chapter.”

The definitive merger agreement was signed on November 2, 2020 and received approval from Telenav stockholders on February 16, 2021. As a result of the transaction completion, Telenav is now a private company and its stock is no longer listed on any public market as of market open on February 17, 2021. Telenav will continue to be headquartered in Santa Clara, California.

B. Riley Securities, Inc. and Wilson Sonsini Goodrich & Rosati, P.C. served as financial advisor and legal advisor, respectively, to the Special Committee of the Board of Directors of Telenav. Norton Rose Fulbright US LLP served as legal advisor to V99, Inc.

About Telenav, Inc.

Telenav is a leading provider of connected car and location-based services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, we enable our customers to deliver custom connected car and mobile experiences. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.

“Telenav” and the “Telenav” logo are registered trademarks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

© 2021 Telenav, Inc. All Rights Reserved.

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Contacts

Bishop IR

Mike Bishop

415-894-9633

IR@telenav.com

OR

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Rose Temple

212-355-4449